Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-283201 and No. 333-283202) on Form S-3 and registration statements (No. 333-277378, No. 333-285679 and No. 333-290197) on Form S-8 of our report dated December 22, 2025, with respect to the consolidated balance sheets as of October 31, 2025 and 2024, the related consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for the years then ended, and the related notes, of enGene Holdings Inc.

/s/ KPMG LLP

Montréal, Canada

December 22, 2025